STOCK PURCHASE AGREEMENT

                                 by and among

                            LASER TECH COLOR, INC.

                                      and

                            PCC INVESTMENTS, L.P.,

                        EMORY BRAZELL, STEVEN JACKSON,

                         DENNIS CARROLL, KYLE BRAZELL,

                     DAVID BREWER, AL LASOTA, DAVID BALES
                and each of the CHARITABLE REMAINDER TRUSTS and
          UNITRUSTS listed on the signature pages to this Agreement



                          Dated as of October 1, 1996




                               TABLE OF CONTENTS

                                                                          Page

                                    ARTICLE
                        SALE AND PURCHASE OF THE SHARES

  Section 1.1 The Shares.....................................................1
  Section 1.2 Purchase Price.................................................1
  Section 1.3 Adjustments to the Shares Purchase Price.......................2
  Section 1.4 Closing........................................................4
  Section 1.5 Deliveries by Seller...........................................4
  Section 1.6 Deliveries by Purchaser........................................6

                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

  Section 2.1 Organization, Standing, and Qualification......................7
  Section 2.2 Authority......................................................7
  Section 2.3 Capitalization.................................................7
  Section 2.4 Consents and Approvals: No Violation...........................8
  Section 2.5 Books and Records..............................................9
  Section 2.6 Financial Statements; Certain Financial; Information..........10
  Section 2.7 Absence of Undisclosed Liabilities............................10
  Section 2.8 Accounts Receivable...........................................11
  Section 2.9 Inventory.....................................................11
  Section 2.10 Absence of Certain Changes or Events.........................11
  Section 2.11 Real Property................................................13
  Section 2.12 Leases.......................................................13
  Section 2.13 Title to Assets..............................................13
  Section 2.14 Intellectual Property Business Know-How......................14
  Section 2.15 Contracts....................................................15
  Section 2.16 Litigation...................................................16
  Section 2.17 Plants, Buildings, Structures, Facilities and Equipment......16
  Section 2.18 Insurance....................................................17
  Section 2.19 Employee Benefit Plans.......................................18
  Section 2.20 Tax Matters..................................................19
  Section 2.21 Environmental Matters........................................20
  Section 2.22 Labor Relations and Employment...............................22
  Section 2.23 Compliance with Applicable Law...............................23
  Section 2.24 Brokers or Finders...........................................24
  Section 2.25 Disclosure...................................................24
  Section 2.26 Customers and Suppliers......................................24
  Section 2.27 Transactions with Affiliates.................................24
  Section 2.28 Government Permits...........................................25
  Section 2.29 Guarantees...................................................25
  Section 2.30 Common Activities............................................26
  Section 2.31 Personnel....................................................26

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Section 3.1 Organization. Standing and Qualification......................26
  Section 3.2 Authority.....................................................26
  Section 3.3 Consents and Approvals, No Violation..........................27
  Section 3.4 Brokers or Finders............................................27

                                  ARTICLE IV
                                   COVENANTS

  Section 4.1 Conduct of Business...........................................27
  Section 4.2 Access to Company Information; Confidentiality................29
  Section 4.3 Disclosure Supplements........................................30
  Section 4.4 Reasonable Best Efforts.......................................31
  Section 4.5 Further Assurances............................................31
  Section 4.6 No Solicitation by Sellers....................................31
  Section 4.7 Fees and Expenses.............................................32
  Section 4.8 Repayment of Loans, Advances, Notes, etc......................32
  Section 4.9 Termination of Affiliate Agreements...........................32
  Section 4.10 Dividends, Distributions, Etc................................32
  Section 4.11 Public Announcements.........................................33
  Section 4.12 Financial Statements.........................................33
  Section 4.13 Environmental Due Diligence..................................34
  Section 4.14 Non-Competition Agreements...................................34
  Section 4.15 Escrow Agreement.............................................34
  Section 4.16 Books and Records............................................34
  Section 4.17 General Release..............................................34
  Section 4.18 Tax Matters..................................................35
  Section 4.19 Plans........................................................36
  Section 4.20 Compliance with Laws and Contracts...........................36
  Section 4.21 Transactions with Affiliates.................................36

                                   ARTICLE V
                                  CONDITIONS

  Section 5.1 Conditions to Obligations of Purchaser........................37
  Section 5.2 Conditions to Obligations of Seller...........................39

                                  ARTICLE VI
                                  TERMINATION

  Section 6.1 Termination...................................................40
  Section 6.2 Effect of Termination.........................................40

                                  ARTICLE VII
                         SURVIVAL AND INDEMNIFICATION

  Section 7.1 Survival Periods..............................................40
  Section 7.2 Indemnification...............................................41
  Section 7.3 Method of Asserting Claims....................................41
  Section 7.4 Seller's Environmental Indemnity..............................44

                                 ARTICLE VIII
                                 MISCELLANEOUS

  Section 8.1 Notices.......................................................45
  Section 8.2 Interpretation................................................46
  Section 8.3 Counterparts..................................................47
  Section 8.4 Entire Agreement: Assignment..................................47
  Section 8.5 Amendment.....................................................47
  Section 8.6 Extensions, Waiver............................................47
  Section 8.7 Governing Law.................................................47
  Section 8.8 Specific Performance..........................................47
  Section 8.9 Parties in Interest...........................................47
  Section 8.10 Severability.................................................48
  Section 8.11 Consent to Service of Process................................48



                                   EXHIBITS

Exhibit 1.1      Shares of the Company
Exhibit A        Definitions
Exhibit B        Non-Competition Agreement
Exhibit C        Escrow Agreement
Exhibit D        Officer's Certificate of Company
Exhibit E        Certificate of Seller

Exhibit F        Secretary's Certificate of Company
Exhibit G        Opinion of Counsel to the Seller and Company
Exhibit H        Opinion of Counsel to Purchaser
Exhibit I        Officer's Certificate of Purchaser
Exhibit J        Secretary's Certificate of Purchaser
Exhibit K        General Releases
Exhibit L        P&E Budget

                              DISCLOSURE SCHEDULE

Section 2.1      Business of Company
                 Directors and Officers of Company
Section 2.4      Consents and Approvals
Section 2.5      Books and Records
Section 2.6      Financial Statements
Section 2.7      Certain Liabilities
Section 2.8      Accounts Receivable
Section 2.10     Absence of Certain Changes or Events
Section 2.12     Leases
Section 2.13     Encumbrances
Section 2.14     Intellectual Property and Business Know-How
Section 2.15     Contracts
Section 2.16     Litigation
Section 2.18     Insurance
Section 2.19     Employee Benefit Plans
Section 2.20     Tax Matters
Section 2.21     Environmental Matters
Section 2.22     Personnel Policies
Section 2.26     List of Customers and Suppliers
Section 2.27     Transactions with Affiliates
Section 2.28     Governmental Permits
Section 4.1      Conduct of Business




          STOCK PURCHASE AGREEMENT (THE "AGREEMENT"), dated as of October 1, 1996, among Laser Tech Color, Inc., a Delaware corporation ("LTC"), or its permitted assigns (LTC, or such assigns, "Purchaser"), and PCC Investments, L.P., a California limited partnership, Emory Brazell, Steven Jackson, Dennis Carroll, Kyle Brazell, David Brewer, Al LaSota, David Bales and each of the Charitable Remainder Trusts and Unitrusts listed on the signature pages to this Agreement (collectively, "Seller" or "Sellers").

                                 INTRODUCTION

         Immediately prior to the date of this Agreement, there were outstanding 100 shares of common stock, no par value (the "Common Stock"), of Pacific Color Connection, Inc., a California corporation (the "Company"), all of which are owned beneficially and of record by Sellers, representing all of the issued and outstanding equity securities of the Company.

         Upon the terms and subject to the conditions of this Agreement, Purchaser has agreed to acquire from Sellers, and Sellers have agreed to sell to Purchaser, 100 shares of Common Stock (the "Shares").

         Capitalized terms shall have the meaning assigned to such terms in Exhibit A.

         In consideration of the foregoing and the representations, warranties, covenants, agreements, and conditions contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                        SALE AND PURCHASE OF THE SHARES

         Section 1.1 The Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller (which Shares are listed on Exhibit 1.1), free and clear of any Encumbrances.

            Section 1.2  Purchase Price.

         Upon the terms and subject to the conditions contained in this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Shares, Purchaser agrees to pay to each Seller in cash an amount equal to $200,000 per Share for each Share owned by such Seller as set forth on Exhibit 1.1, subject to adjustment as set forth in Section
1.3 (the aggregate price, as so adjusted, paid to all Sellers for all the Shares being referred to herein as the "Shares Purchase Price"). The amount paid to Seller at the Closing before adjustment pursuant to Section 1.3(c) is the "Closing Payment." The Closing Payment shall be an amount equal to the Seller's best estimate of the Shares Purchase Price, based on the Estimated Closing Date Balance Sheet, less (x) the Escrow Amount (defined below) that shall be paid by Purchaser to the Escrow Agent as required by
Section 1.2(b) and (y) the Hold-Back Amount (defined below) that shall be held and distributed by Purchaser as provided by Section 1.2(c).

            At the Closing, Purchaser shall deliver to the Escrow Agent pursuant to the Escrow Agreement $750,000, an amount equal to $7,500 per Share, in cash (the "Escrow Amount").

         Purchaser shall retain and shall not pay to Seller at the Closing $150,000, an amount equal to $1,500 per Share, of the Seller's best estimate of the Shares Purchase Price, based on the Estimated Closing Date Balance Sheet (the "Hold-Back Amount"), and shall hold such amount following the Closing until the Hold-Back Amount shall be distributed in accordance with Section 1.3(c) of this Agreement.

         Section 1.3 Adjustments to the Shares Purchase Price. (a) As required under Section 4.12, not less than 7 days prior to the Closing Date, Seller and the Company shall deliver to Purchaser the Estimated Closing Date Balance Sheet and the related officer's certificate. Purchaser shall be satisfied in its reasonable discretion that the information set forth therein represents a good faith determination of the matters set forth therein.

            The Shares Purchase Price (and the price per Share) shall be subject to the adjustments set forth below and in Section 1.3(c) hereof:

                        (i) If the Adjusted Net Working Capital as of the
            Closing Date as shown on the Estimated Closing Date Balance Sheet is more than $3.3 million, the Shares Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the difference between $3.3 million and the Adjusted Net Working Capital as of the Closing Date as shown on the Estimated Closing Date Balance Sheet. If the Adjusted Net Working Capital as of the Closing Date as shown on the Estimated Closing Date Balance Sheet is less than $3.3 million, the Shares Purchase Price shall be decreased, on a dollar-for-dollar basis, by an amount equal to the difference between $3.3 million and the Adjusted Net Working Capital as of the Closing Date as shown on the Estimated Closing Date Balance Sheet.

                        (ii) If the Indebtedness of the Company as of the
            Closing Date as shown on the Estimated Closing Date Balance Sheet is more than zero, the Shares Purchase Price shall be decreased, on a dollar-for-dollar basis, by an amount equal to the amount of any such Indebtedness as of the Closing Date as shown on the Estimated Closing Date Balance Sheet.

         (a) The payment of the Hold-Back Amount to Seller, Purchaser or both shall be determined by comparing (i) the Adjusted Net Working Capital and the Indebtedness of the Company in each case as of the Closing Date as shown on the Estimated Closing Date Balance Sheet with (ii) the Adjusted Net Working Capital and the Indebtedness of the Company in each case as of the Closing Date as shown on the Final Closing Date Balance Sheet. The parties agree that each of them will attempt in good faith to resolve any disagreements between them as to the amount of the Company's Adjusted Net Working Capital and Indebtedness as of the Closing Date. The determination of the amount of the payments of the Hold-Back Amount shall be made pursuant to the following provisions:

                  (i) If after delivery to Purchaser by Seller of the Closing
            Date Balance Sheet and the corresponding Seller's certificate, Seller and Purchaser agree on (x) the Adjusted Net Working Capital and (y) the Indebtedness of the Company as of the Closing Date, in each case as shown on the Closing Date Balance Sheet, then the Closing Date Balance Sheet shall become the Final Closing Date Balance Sheet, and the adjustments and payments, if any, called for under subparagraphs (iii), (iv), (v) and (vi) of this Section 1.3(c) shall be made as promptly as practicable following the parties' agreement.

                  (ii) If within 30 days after delivery to Purchaser by Seller of the Closing Date Balance Sheet and the corresponding Seller's certificate, the parties are unable to agree on the Adjusted Net Working Capital or Indebtedness of the Company as of the Closing Date as shown on the Closing Date Balance Sheet, either party shall have the right to submit the determination of such matter to KPMG Peat Marwick (the "Independent Auditor") for resolution. The Independent Auditor shall, as promptly as practicable, make an independent determination of the Adjusted Net Working Capital and Indebtedness of the Company as of the Closing Date and the Closing Date Balance Sheet, as so adjusted, shall thereafter become the Final Closing Date Balance Sheet. The fees and expenses of the Independent Auditor shall be borne equally by Sellers on the one hand and Purchaser on the other hand. The determination by the Independent Auditor with respect to the Adjusted Net Working Capital and Indebtedness of the Company as of the Closing Date shall be final, binding and conclusive. Following such determination by the Independent Auditor, the adjustments and payments, if any, called for under subparagraphs (iii), (iv), (v) and (vi) of this Section 1.3(c) shall be made as promptly as practicable.

                  (iii) If the Adjusted Net Working Capital as of the Closing
            Date as shown on the Final Closing Date Balance Sheet is higher or lower than the Adjusted Net Working Capital as of the Closing Date as shown on the Estimated Closing Date Balance Sheet, the Shares Purchase Price will be adjusted either up or down, as the case may be, on a dollar-for-dollar basis, by an amount equal to the difference between the amount of Adjusted Net Working Capital as of the Closing Date as shown on the Final Closing Date Balance Sheet on the one hand and on the Estimated Closing Date Balance Sheet on the other hand.

                  (iv) If the Indebtedness of the Company as of the Closing
            Date as shown on the Final Closing Date Balance Sheet is higher or lower than the Indebtedness of the Company as of the Closing Date as shown on the Estimated Closing Date Balance Sheet, the Shares Purchase Price will be adjusted either down or up, as the case may be, on a dollar-for-dollar basis, by an amount equal to the difference between the amount of Indebtedness of the Company as of the Closing Date as shown on the Final Closing Date Balance Sheet on the one hand and on the Estimated Closing Date Balance Sheet on the other hand.

                  (v) If Sellers and Purchaser or the Independent Auditor, as
            the case may be, determines that the Shares Purchase Price is less than the Closing Payment, Purchaser shall retain from the Hold-Back Amount, without regard to the provisions of Article VII of this Agreement, an amount equal to the difference between the Shares Purchase Price, as determined by this Section 1.3(c), and the Closing Payment. After such deduction, Purchaser shall deliver the remainder, if any, of the Hold-Back Amount to Sellers. If the amount due to Purchaser under this paragraph (v) is greater than the Hold-Back Amount, Purchaser may make a claim against the Escrow Amount for the amount of any such excess or, if such excess exceeds the Escrow Amount, Purchaser may make a claim directly against one or more Seller, in each case, without regard to the provisions of Article VII of this Agreement.

                  (vi) If Sellers and Purchaser or the Independent Auditor, as
            the case may be, determines that the Shares Purchase Price is more than the Closing Payment, Purchaser shall pay to Sellers an amount equal to the difference between the Shares Purchase Price, as determined by this Section 1.3(c), and the Closing Payment (which amount may include all or any portion of the Hold-Back Amount), without regard to the provisions of Article VII of this Agreement.

         Section 1.4 Closing. Upon the terms and subject to the conditions contained in this Agreement, the consummation of the transactions contemplated in this Agreement (the "Closing") will take place on the later of the date all conditions to Closing have been satisfied or waived and the third business day following the expiration or early termination of the applicable waiting period under the HSR Act, at 10:00 a.m., at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, NY 10019, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

            Section 1.5 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered (unless previously delivered) to Purchaser, the following:

         (a) (i) stock certificates representing all of the Shares, in genuine and unaltered form accompanied by stock powers duly executed in blank and (ii) any other documents that are necessary to transfer to Purchaser good and valid title in and to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence satisfactory to Purchaser that all requisite stock transfer taxes have been paid;

         (b) A counterpart or counterparts of the Escrow Agreement, duly executed by the Company and each Seller;

            (c) Counterparts of the non-competition agreements referred to in Section 4.14, duly executed by each Seller who is a party to such agreement;

            (d) The General Releases duly executed by the Persons designated by Purchaser pursuant to Section 4.17;

         (e) Resignations of such of the directors and officers of the Company as may be requested by Purchaser;

         (f) The Books and Records of the Company, including without limitation the stock books, stock ledgers, minute books and corporate seals of the Company (to be held at the principal executive offices of the Company unless otherwise directed by Purchaser);

         (g) The certificates regarding repayment of loans referenced in
Section 4.8;

         (h) A certificate, dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the Company, substantially in the form and to the effect of Exhibit D, and a certificate, dated the Closing Date and executed by the Secretary or an Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit F;

         (i) (1) A copy of the certificate or articles of incorporation (or other comparable corporate charter documents), including all amendments, of the Company certified by the Secretary of State or other appropriate official of the State of California, (2) certificates from the Secretary of State or other appropriate official of the State of California to the effect that the Company is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar Taxes, and (3) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction;

         (j) A certificate of each Seller (referenced in Section 5.1 (d)), dated the Closing Date, regarding the truth and correctness of the representations and warranties and compliance with covenants, duly executed by each Seller;

            (k) Estoppel Certificates with respect to the real property leases listed in Section 2.12 of the Disclosure Schedule;

         (l) The interim financial statements of the Company required to be provided by Section 4.12, together with certificates referenced therein;

         (m) Opinions of (i) James Robert Dennis, counsel to certain Sellers and the Company and (ii) Gibson, Dunn & Crutcher, LLP, counsel to PCC Investments L.P., in each case, as applicable, in the form attached as Exhibit G and otherwise in form and substance satisfactory to the Purchaser;

         (n) For Indebtedness, a payoff letter (or such other evidence of termination of the Company's obligations) from the relevant lender as to the satisfaction in full of such Indebtedness (or other termination of the Company's obligations), in form and in substance satisfactory to Purchaser and confirming that such Indebtedness may be prepaid (or otherwise terminated) in accordance with its terms without any prepayment or other penalties or other consideration except as set forth in such letter; and

            (o) Such other documents and certificates duly executed as may be required to be delivered by Seller or the Company pursuant to the terms of this Agreement (including, without limitation, Section 5.1) or as may be reasonably requested by Purchaser prior to the Closing Date.

            Section 1.6 Deliveries by Purchaser. At the Closing, Purchaser shall deliver (unless previously delivered) to Sellers (or the Escrow Agent, as indicated), the following:

         (a) The purchase price to be paid for the Shares as follows: (i) the Closing Payment, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least five business days prior to the Closing Date and (ii) the Escrow Amount by wire transfer of immediately available funds to such account as the Escrow Agent may reasonably request by written notice delivered to Purchaser by the Escrow Agent at least five business days prior to the Closing Date;

            (b) A counterpart of the Escrow Agreement, duly executed by Purchaser;

            (c) A counterpart of each of the non-competition agreements referred to in Section 4.14, duly executed by the Company;

         (d) Certificates from the Secretary of State or other appropriate official of the State of Delaware, to the effect that Purchaser is in good standing or subsisting in such jurisdiction, listing all charter documents of Purchaser on file and attesting to its payment of all franchise or similar Taxes;

            (e) The certificate from Purchaser regarding the truth and correctness of the representations and warranties and performance of obligations referenced in Section 5.2(c), duly executed by an authorized officer of Purchaser;

            (f) An opinion of counsel to Purchaser, in the form attached as Exhibit H and otherwise in form and substance satisfactory to Sellers; and

         (g) Such other documents and certificates duly executed as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Sellers prior to the Closing Date.

                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

         Section 2.1 Organization, Standing, and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Section 2.1 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged (the "Business"). The Company has engaged in no other lines of business in the past. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which its property is owned, leased or operated or the nature of the Business makes such qualification necessary, and in which the failure to qualify would have a Material Adverse Effect. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are set forth in Section 2.1 of the Disclosure Schedule. Seller has delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws, as currently in effect, of the Company. The Company has no subsidiaries and owns no stock or equity interest in any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity or Person.

         Section 2.2 Authority. Each Seller has the capacity (including, without limitation, in the case of PCC Investments, L.P., authority pursuant to its Partnership Agreement) and power to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated by this Agreement, including without limitation to own, hold, sell and transfer the Shares set forth opposite such Seller's name in Exhibit 1.1. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each agreement that is to be executed and delivered by each Seller in connection with the transactions contemplated in this Agreement when executed and delivered by such Seller will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and will not conflict with, or result in any violation of or breach of any duty under any governing instrument of any Seller or of any trust which is a Seller or of which any Seller is trustee, grantor or beneficiary except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law. Each Seller, as all of the stockholders of the Company, has approved this Agreement and the transactions contemplated herein, and no further stockholder action, action on the part of the partners of PCC Investments, L.P., or corporate action on the part of the Company is or will be required in connection with the transactions contemplated herein.

         Section 2.3 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which (i) as of the date of this Agreement only the Shares were issued and outstanding and (ii) 999,900 shares were held in treasury by the Company. There are no other shares of capital stock of the Company authorized, issued or outstanding. Except as set forth in the immediately preceding sentence, the Company does not have (a) issued or outstanding (i) shares of capital stock or issued share capital of the Company, or (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or issued, share capital of the Company, (b) except for the Stockholders Agreement, agreements or contractual commitments, whether written or oral (other than this Agreement) relating to the Shares or obligating the Company or any Seller to issue or sell any shares of its capital stock or any such securities, options, warrants, calls, puts, subscriptions or other rights, (c) pledges, security interests, liens, charges, Encumbrances, equities, claims or options of whatever nature relating to any of the Shares, or (d) except for the Stockholders Agreement, rights or contractual commitments (whether written or oral) that give any Person other than Seller any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of the Company, including without limitation any right to participate in the equity or income of the Company or to participate in or direct the election of any directors or officers of the Company or the manner in which any shares of capital stock of the Company are listed. The Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Set forth on Exhibit 1.1 is a list of all record holders of the Common Stock of the Company, with the number of shares of Common Stock held of record by each Person. Each Seller beneficially owns the Shares set forth opposite his name in Exhibit 1.1 free and clear of all Encumbrances. At the Closing, the delivery in the manner provided in
Section 1.5 of the certificates representing the Shares will transfer to Purchaser good and valid title in and to the Shares, free and clear of all Encumbrances.

         Section 2.4 Consents and Approvals: No Violation. Except as set forth in Section 2.4 of the Disclosure Schedule and except for applicable requirements of the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), there is no requirement applicable to any Seller or the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any court of competent jurisdiction, regulatory authority or other public body, federal, state or local, domestic or foreign (a "Governmental Entity") or any other Person in connection with the execution, delivery, or performance of this Agreement or any Operative Agreement or as a condition to the lawful consummation by Sellers or the Company of the transactions contemplated in this Agreement or any Operative Agreement to which any Seller or the Company is a party. For purposes of this Agreement, the "Operative Agreements" shall consist of the Escrow Agreement, the non-competition agreements provided for in Section 4.14, the General Releases provided for in Section 4.17, and any other agreement entered into in connection with the foregoing or this Agreement. Except as set forth in
Section 2.4 of the Disclosure Schedule and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement, or any Operative Agreement to which any Seller or the Company is a party, by any Seller or the Company, nor the consummation by any Seller or the Company of the transactions contemplated herein or therein, nor compliance by any Seller or the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company, (ii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without the giving of notice or passage of time or both) a default under, (C) require any Seller or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Encumbrance upon any Seller, the Company or any of their respective assets and properties, under or in respect of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other evidence of Indebtedness, license, agreement (whether written or oral), lease, commitment (whether written or oral), Contract or other instrument or obligation to which any Seller or the Company is a party, or by which any of their respective businesses, properties or assets may be bound, except for such breaches or defaults or rights of termination, cancellation or acceleration as are listed in Section 2.4 of the Disclosure Schedule and as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date at no cost to the Company and without giving to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments; or (iii) conflict with or violate any Order or Law of any Governmental Entity applicable to any Seller, the Company or their respective assets or properties. Except as set forth and described in Section 2.4 of the Disclosure Schedule, no consent is required to be obtained or notice provided under any Contract listed on
Schedule 2.15 of the Disclosure Schedule. There is no Proceeding pending or, to the Knowledge of Seller, threatened against the Company, any Seller or any of their respective assets and properties that seeks to prevent the consummation of the transactions contemplated herein or in any Operative Agreement.

         Section 2.5 Books and Records. The minute books and other similar records of the Company made available to Purchaser prior to the execution of this Agreement contain a true, correct and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company. The stock transfer ledger and other similar records of the Company made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company. Except as set forth in Section 2.5 of the Disclosure Schedule, no Books and Records of the Company have been recorded, stored, maintained, operated or are otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or the condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         Section 2.6 Financial Statements; Certain Financial Information.
(a) Seller has previously furnished to Purchaser true and complete copies of the following financial statements: (i) audited balance sheets of the Company as of December 31, 1994 and December 31, 1995 and the related statements of income, retained earnings and cash flows of the Company for the periods then ended, together with the notes thereto and a true and correct copy of the report of Arthur Anderson LLP thereon (the audited balance sheet of the Company for the period ending December 31, 1995 is referred to herein as the "Year-End Balance Sheet"), and all letters from such accountants with respect to the result of such audits; and (ii) the unaudited balance sheet of the Company as of August 31, 1996 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flow of the Company for the period then ended (such financial statements described in clauses (i) and (ii) collectively, the "Financial Statements"). Except as set forth on Schedule 2.6, each balance sheet included in the Financial Statements is true, complete and correct and presents fairly the financial position of the Company as of the respective date of such balance sheet and each of the statements of income and retained earnings, and cash flows included in the Financial Statements is true, complete and correct and presents fairly the results of operations and cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP, except as otherwise noted therein, and in each case were compiled from the Books and Records of the Company regularly maintained by management and used to prepare financial statements of the Company in accordance with the principles stated therein. Such Financial Statements for August 31, 1996 include comparative amounts at August 31, 1995 and for the period then ended. The Company has maintained its Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP. Such Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and provide a fair and accurate basis for the preparation of the Financial Statements.

            (b) As of the Closing Date: (i) the Adjusted Net Working Capital shall be not less than $3.3 million and (ii) the Net Worth shall be not less than $4.8 million.

            (c) The EBITDA of the Company (i) for the year ended December 31, 1995 was not less than $3.7 million, (ii) for the six months ended June 30, 1996 was not less than $1.28 million, and (iii) for the eight months ended August 31, 1996 was not less than $2.15 million.

         Section 2.7 Absence of Undisclosed Liabilities. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company does not have, and as a result of the transactions contemplated herein will not have, any Indebtedness, liabilities or obligations of any nature (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), except for the Indebtedness, liabilities and obligations (i) reflected in the Interim Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since August 31, 1996 and which, individually or in the aggregate, do not exceed $50,000, (iii) pertaining to Taxes (which shall be limited solely to those matters addressed in Section 2.20), and (iv) pursuant to any Contract set forth in
Section 2.15 of the Disclosure Schedule or not required to be set forth therein due to dollar threshold or other parameter and not required to be set forth on a balance sheet in accordance with GAAP.

         Section 2.8 Accounts Receivable. Except as set forth in Section
2.8 of the Disclosure Schedule, the accounts and notes receivable and all other receivables shown on the Year-End Balance Sheet and the Interim Balance Sheet (subject to reserves for non-collectibility as reflected therein), and all receivables acquired or generated by the Company since December 31, 1995, are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business consistent with past practice and are reasonably stated in accordance with GAAP. Such reserves for non-collectibility have been reflected on the Year-End Balance Sheet and Interim Balance Sheet in accordance with GAAP and the Company's historical practice and are adequate. No such account has been assigned or pledged to any other Person and no defense or set-off or similar right to any such account has been asserted by the account obligor. No receivables or payables between the Company and any Seller or its, his or their Affiliates, associates or family members have been, since the date of the Year-End Balance Sheet, or will be prior to the Closing Date, acquired or generated by the Company.

         Section 2.9 Inventory. The inventories on the Year-End Balance Sheet and Interim Balance Sheet are stated at the lower of cost (first in, first out) or market in accordance with GAAP. The inventories used in or relating to the conduct of the Business of the Company are usable or saleable in the ordinary course of business consistent with past practice (subject to reserves as reflected on the Year End Balance Sheet and Interim Balance Sheet) and are owned by the Company free and clear of any Encumbrance. Such reserves have been reflected on the Year-End Balance Sheet and Interim Balance Sheet in accordance with GAAP and the Company's historical practice and are adequate. For purposes of this Agreement, "Encumbrance" means any mortgage, pledge, lien, encumbrance, assessment charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement), any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

         Section 2.10 Absence of Certain Changes or Events. Except set forth in Section 2.10 of the Disclosure Schedule, since December 31, 1995, the Company has not:

         (a) Made any material change in its Business or operations or in the manner of conducting its Business;

         (b) Suffered any Material Adverse Effect and no fact or condition exists or is contemplated or, to the Knowledge of any Seller, threatened that might reasonably be expected to cause a Material Adverse Effect in the future, or suffered any material casualty loss (whether insured) or condemnation or other taking adversely affecting the Business;

         (c) Entered into any employment Contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

         (d) Declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of its Common Stock or other capital stock or securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its Common Stock or other capital stock or securities or subdivided or in any way reclassified or changed any of the terms or provisions of its Common Stock or other capital stock or securities;

         (e) Paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets (real, personal or mixed, tangible or intangible) to, or entered into or amended any transactions, agreements or arrangements with or for the benefit of any Seller or any of their respective Affiliates, associates or family members or any of the Company's officers or directors or any Affiliate or associate of its officers or directors, except for the reimbursement of business expenses of a usual and customary nature and not exceeding, in the aggregate, $10,000;

         (f) Made or proposed any change in any accounting or tax principles, practices or methods, including, without limitation, its accounts payable or accounts receivable practices and terms, except for such changes which are both required by GAAP or Law and set forth in
Section 2.10 of the Disclosure Schedule;

         (g) Incurred any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for current liabilities reflected on the Interim Balance Sheet or, thereafter, incurred in the ordinary course of business consistent with past practice;

         (h) Canceled or waived rights with respect to any debts owed to or claims held by the Company (including the settlement of any claims or litigation or other Proceeding);

         (i) Accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

         (j) Allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained;

         (k) Terminated or amended or suffered the termination or amendment of any Contract pursuant to which the Company would receive from any Person or pay to any Person more than $25,000 in any calendar year or disposed of or permitted to lapse any item of Intellectual Property;

         (1) Made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets except as reflected on the Interim Balance Sheet and, thereafter, in accordance with the Budget;

         (m) Incurred Indebtedness except as reflected on the Interim Balance Sheet; or

         (n) Agreed, whether in writing or otherwise, to take any action described in this Section 2.10 or any action which, if taken after the date of this Agreement without Purchaser's consent, would constitute a breach under Section 4.1.

         Section 2.11 Real Property. The Company has never owned, and will not own as of the Closing Date, any real property nor any options to acquire any real property.

         Section 2.12  Leases.

         (a) All leases of real or personal property as to which the Company is the lessee or sublessee, and all amendments and modifications thereof, are listed in Section 2.12(a) of the Disclosure Schedule (true, correct and complete copies of which have been made available to Purchaser). All such leases are in full force and effect, are enforceable against the Company and the other parties thereto and have not been modified or amended, except as set forth in Section 2.12(a) of the Disclosure Schedule. There exists no default by the Company under any such leases or, to the Knowledge of Seller, by any other party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by the Company or any other party thereunder.

         (b) All leases of real or personal property leased or subleased for the use or benefit of Person other than Company to which the Company is a party, and any and all amendments thereto and modifications thereof, are listed on Section 2.12(b) of the Disclosure Schedule (true, correct and complete copies of which have been made available to Purchaser). All such leases are in full force and effect and have not been modified or amended, except as set forth in Section 2.12(b) of the Disclosure Schedule. No such lease, nor any other agreement relating to such property, contains any option or right (conditional or otherwise) to extend the term thereof or to purchase all or any part of the property or any rights therein. There exists no default by the Company under such leases or, to the Knowledge of Seller, by any third party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by the Company or any other party thereunder.

         Section 2.13 Title to Assets. The Company has good, valid and marketable title to all its assets shown on the Year-End Balance Sheet and the Interim Balance Sheet or acquired since the date of the Year-End Balance Sheet or the Interim Balance Sheet, as the case may be, other than the assets shown on the Year-End Balance Sheet or the Interim Balance Sheet, as the case may be, and disposed of as obsolete since the date thereof in the ordinary course of business and consistent with past practice, and all such assets are free and clear of Encumbrances other than those set forth on Section 2.13 of the Disclosure Schedule and Permitted Encumbrances. Subject to any Permitted Encumbrances, the Company has good, valid and marketable title to all assets currently used in operating the Business, and such assets constitute all of the assets needed to operate the Business as it is currently conducted. "Permitted Encumbrances" means
(i) liens for current taxes or assessments not yet due, (ii) pledges or deposits to secure payment of workers' compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes, (iii) minor defects that in the aggregate do not materially affect the title to the property or the value of such property to the Company or Purchaser, and (iv) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' liens or other similar liens attaching by operation of law, incurred in the ordinary course of business consistent with past practice and securing payments not past due or deposits or pledges to obtain the release of any such liens, provided that the amounts at issue in subsections (i) through (iv) shall not, in the aggregate, exceed $25,000.

         Section 2.14 Intellectual Property; Business Know-How. Section
2.14 of the Disclosure Schedule lists: (a) the federal registration number and the date of registration concerning registrations of patents, trademarks and service marks and of other marks, trade names or other trade rights currently or presently intended to be used by the Company in the conduct of its Business, all of the registered copyrights and all applications for any of the foregoing; and (b) all intellectual property rights owned by any Person other than the Company which are not generally commercially available on a "shrink-wrap" basis and are currently or presently intended to be used by the Company in the conduct of its Business, whether such use is or will be pursuant to license, sublicense, agreement, other Contract, or permission, including the expiration date of any such license, sublicense, agreement, other Contract or permission. Seller has delivered to Purchaser complete and accurate copies of each agreement, other Contract, registration and other documents relating to the intellectual property set forth on Section 2.14 of the Disclosure Schedule. The Company owns or possesses adequate and enforceable licenses or other rights to use (i) all intellectual property rights listed or required to be listed on Section 2.14 of the Disclosure Schedule, (ii) all computer software used by the Company in the conduct of its Business and (iii) all other patents, trademarks, service marks, other marks, trade names and assumed names, all applications for any of the foregoing, all trade secrets, designs, plans, specifications and other intellectual property rights of every kind of the Company (whether or not registered) that are possessed by the Company or used in its Business (all of the items referred to in clauses (a), (b)(ii) and (iii) of this sentence being the "Intellectual Property"). No Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any Contract entered into by the Company or Seller or otherwise. The Company's business know-how includes, but is not limited to, all technologies, product developments, lists and records pertaining to customers, suppliers, distributors, personnel, agents and inventory, and all the other books, ledgers, files, documents, correspondence, specifications, computer programs, records and storage media and business records, product registrations, marketing and sales records, plans and data, promotional material, label and shipping carton dyes, designs, artwork, photography, mechanical art and graphic materials possessed by the Company or used in its Business (collectively, the "Business Know- How"). Neither the Company nor Seller has granted or committed to grant any license, sublicense or other similar agreement or Contract relating in whole or in part to any Intellectual Property or Business Know-How. To the Knowledge of Seller, the Company's use of any item of Intellectual Property or Business Know-How is not interfering with, infringing upon or otherwise violating the rights of any Person in or to such Intellectual Property or Business Know-How. No Proceedings have been instituted or, to the Knowledge of Seller, threatened against Seller or the Company alleging that the use or proposed use of any item of the Intellectual Property or Business Know-How by the Company infringes upon or otherwise violates any rights of a Person in or to such Intellectual Property or Business Know-How. The Company has taken all measures and precautions necessary or appropriate to protect and maintain the confidentiality and secrecy of all such Intellectual Property or Business Know-How. The Company has obtained, from all current and former employees of the Company signed agreements appropriately restricting the use and disclosure of the Intellectual Property and Business Know-How, and providing for assignment to the Company of Intellectual Property or Business Know-How developed by such employees and consultants. To the Knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of the Intellectual Property or Business Know-How that the Company has the exclusive right to use. Since January 1, 1991, the Company has not hired any consultants or independent contractors who had access to any Intellectual Property or Business Know-How.

         Section 2.15 Contracts. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company is not a party to, or bound by, any written or oral: (a) contract, agreement, understanding, commitment, or other arrangement (each a "Contract") with (i) any present or former director, officer, employee, or Affiliate or associate of the Company pursuant to which payments may be required to be made at any time following the date hereof to any such Person, (ii) any agent, consultant, advisor, salesperson, or sales representative who is not an Affiliate of the Company pursuant to which payments may be required to be made at any time following the date hereof to any such Person in excess of $25,000 during any consecutive twelve month period, or (iii) any Seller or any of their respective Affiliates, associates or family members; (b) Contract, including, but not limited to, any mortgage, indenture, debenture, bond, note, installment obligation or other instrument, constituting Indebtedness (and Section 2.15 of the Disclosure Schedule shall include with respect to any such items, the principal amounts thereof as of the date hereof, all prepayment or other penalties or consideration which would be payable if such principal amounts were prepaid and the Indebtedness terminated on the Closing Date); (c) guaranty of any obligation for borrowings or performances, or guaranty or warranty of products or services; (d) Contract for the sale or lease of any asset or property owned or used by the Company exceeding $10,000 in value or annual payments; (e) Contract for the purchase of any real estate, machinery, equipment or other capital assets with a purchase price exceeding $10,000; (f) Contract pursuant to which the Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies; (g) Contract which is not terminable on thirty or fewer days' notice at any time without premium or penalty or payment of other consideration in excess of $10,000; (h) employee collective bargaining agreement or Contract with any labor organization;
(i) Contract to which the Company, any Seller, or any of the Company's employees is a party which will restrict such Person's ability to do business in any geographic area or grants to any Person exclusive or similar rights in any line of business or in any geographic area; (j) Contract pursuant to which the Company has a right to receive from any Person or an obligation to pay to any Person more than $25,000 during any consecutive twelve month period; or (k) any other Contract of any nature not otherwise described in this Section 2.15 which is material (without reference to dollar amounts set forth herein) to the Business, properties, assets, operations or prospects of the Company. Except as set forth in
Section 2.15 of the Disclosure Schedule, with respect to each Contract listed in Section 2.15 of the Disclosure Schedule, there is no default by the Company or event that with the giving of notice or the passage of time, or both, would constitute such a default nor, to the Knowledge of Seller, any default, or event that with the giving of notice, the passage of time or both, would constitute such a default, by any other party thereto, existing with respect to any such Contract, except for such defaults which, in the aggregate, result in loss or liability to the Company of no more than $5,000. Neither the Company nor Seller intend, and neither have received notice that any party to any such Contract intends, to terminate, amend or cancel any such Contract. Each of the Contracts listed in Section
2.15 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other parties thereto enforceable in accordance with its terms. Seller has made available to Purchaser complete and accurate copies of each Contract or other written evidence of the obligations, and all amendments thereto, listed in Section
2.15 of the Disclosure Schedule.

         Section 2.16 Litigation. Except as set forth in Section 2.16 of the Disclosure Schedule, there are (i) no investigations pending or, to the Knowledge of Seller, threatened, (ii) no actions, causes of action, claims, suits, proceedings, arbitrations, mediations or other alternative dispute resolution procedures, orders, writs, injunctions or decrees (each, a "Proceeding") pending or, to the Knowledge of Seller, threatened against the Company or any Seller affecting or potentially affecting the operations of the Company, its Business, assets, properties or prospects at law or in equity, or before or by any Governmental Entity, and (iii) to the Knowledge of Seller, no existing or prior facts, circumstances or conditions that could form the basis for a Proceeding against the Company or Seller that would affect or potentially affect the operations of the Company, its Business, assets, properties or prospects at law or in equity, or before or by any Governmental Entity. The Company is not in default with respect to any Order of any Governmental Entity. Each Seller or the Company has made available to Purchaser accurate and complete copies of all documentation related to each Proceeding, including, without limitation, complaints, answers, motions, responses, court orders, interrogatories and answers thereto, discovery requests and responses, any other discovery documentation, transcripts of all discovery and other proceedings, and correspondence among counsel for the parties and/or the relevant tribunal, arbitrator or mediator. Purchaser acknowledges that delivery of such materials could result in a waiver of a privilege.

         Section 2.17 Plants, Buildings, Structures, Facilities and
Equipment.

         (a) To the Knowledge of the Seller, all plants, buildings, structures, facilities and equipment located on the Leased Real Property or used by the Company in the conduct of its Business are structurally sound with no defects that would require in excess of $25,000 in the aggregate to correct or repair and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation by the Company of its Business as presently conducted;

         (b) No such plant, building, structure, facility or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not reasonably likely to exceed, in the aggregate, $50,000 in the next 12 months; no notice from any Governmental Entity has been received by Seller or the Company requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any real property or any of the plants, buildings, structures, facilities or equipment located thereon; and to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions that could form the basis for such a notice;

         (c) All Leased Real Property and each plant, building, structure, facility or equipment located thereon, is in compliance with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Laws, ordinances and regulations, including without limitation the Americans with Disabilities Act and the Occupational Safety and Health Act, and neither the Company nor any Seller has received notification that any alleged violation exists and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could form the basis of such an allegation;

         (d) There is no pending or, to the Knowledge of Seller, threatened condemnation of any Leased Real Property or any part thereof or of any general or special assessment relating thereto;

         (e) To the Knowledge of Seller, all roads bounding each parcel of the Leased Real Property are public roads and the Company has full access to and the right of ingress and egress over, to and from such roads and the right to use such roads freely as well as all rights in such roads appurtenant to each parcel of such property; and

         (f) To the Knowledge of Seller, each parcel of Leased Real Property has connection to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utility services and, to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions which are reasonably likely to result in termination of such connections for any significant period of time.

         Section 2.18 Insurance. Set forth in Section 2.18 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company, its Business, properties and assets and its directors, officers, salespersons, agents or employees, including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective and expiration date; policy number; per occurrence and annual aggregate deductibles or self-insured retention; annual premium and any other fees for the procurement of such insurance; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth in Section 2.18 of the Disclosure Schedule are in full force and effect and shall remain in full force and effect through the Closing Date and thereafter shall remain in full force and effect without assignment by the Company, consent of the insurer or other action by the Company, Seller, Purchaser or the insurer, until its expiration date or the date of cancellation or termination by Purchaser or the Company. With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Company or any Seller with respect to any such policy. All such policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company is a party or otherwise bound and are valid, outstanding, collectible and enforceable policies and provide insurance coverage which is adequate and customary for a business of the Company's size and type. Complete and accurate copies of all such policies and related documentation have previously been provided to Purchaser.

         Section 2.19  Employee Benefit Plans.

         (a) Set forth in Section 2.19(a) of the Disclosure Schedule is a true and complete list of each Pension Plan maintained by the Company or an ERISA Affiliate. Set forth in Section 2.19(a) of the Disclosure Schedule is a true and complete list of each Welfare Plan maintained by the Company or an ERISA Affiliate. With respect to each ERISA Benefit Plan, Section 2.19(a) of the Disclosure Schedule identifies each Person whose employees or prior employees are or will be provided benefits under such ERISA Benefit Plan due to employment with such Person. Neither the Company nor any ERISA Affiliate has ever, prior to the Closing Date, maintained or been required to make any payment at any time with respect to any Multiemployer Plan or any Employee Pension Benefit Plan ever subject to Section 302 or Title IV of ERISA.

         (b) Other than those listed in Section 2.19(a) of the Disclosure Schedule, set forth in Section 2.19(b) of the Disclosure Schedule is a true and complete list of every Non-ERISA Commitment to which the Company or an ERISA Affiliate is a party or with respect to which it is or will be required to make any payment. Section 2.19(b) of the Disclosure Schedule contains a complete and accurate description of all oral Non-ERISA Commitments. With respect to each Non-ERISA Commitment, Section 2.19(b) of the Disclosure Schedule identifies each Person whose employees or prior employees are or will be provided benefits under such Non-ERISA Commitments due to employment with such Person.

         (c) Sellers have delivered to Purchaser with respect to each Plan true, correct and complete copies of (A) all Plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (B) the current summary plan description, (C) the annual reports and accompanying schedules filed with the Internal Revenue Service for the most recently completed three Plan years for which such reports have been filed, and, with respect to any Plan that is described in
Section 401(k) of the Code, annual reports filed with the Internal Revenue Service for the most recently completed three Plan years evidencing such Plan's compliance with the non-discrimination rules applicable to such Plan under Sections 401(k) and, if applicable 401(m) of the Code and the regulations thereunder, (D) the financial statements for the most recently completed three Plan years for which such statements have been prepared,
(E) the actuarial reports for the most recently begun three Plan years for which such reports exist and the report prepared in accordance with the Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions, for the most recently completed three Plan years for which such reports have been prepared, (F) the most recent determination letter issued by the Internal Revenue Service and the application submitted with respect to such letter, and (G) all correspondence with the Internal Revenue Service and the Department of Labor concerning any audit, investigation or controversy. Each document, statement or report described in clause (B), (C), (D) or (E) of the preceding sentence is accurate and complete.

         (d) Each Pension Plan which is intended to qualify under Section 401(a) of the Code is so qualified and has been determined by the Internal Revenue Service to be so qualified, and no circumstance exists which might cause such Pension Plan to cease being so qualified.

         (e) With respect to each Plan, (i) there is no pending, or, to the Knowledge of Seller, anticipated or threatened claim (other than any routine claim for benefits), (ii) all contributions and premiums due have been made on a timely basis, and all contributions and premiums paid by the Company are deductible by the Company, (iii) the Company has no potential liability under ERISA or the Code, and (iv) the Company has and shall have no liability with respect to any benefits to be provided to any Person other than with respect to periods of employment solely with the Company. Each of the Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with all Laws, including, where applicable, the requirements of ERISA and the Code. There are no reserves, assets, surplus or prepaid premiums with respect to any Plan other than a Pension Plan. No "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any ERISA Benefit Plan. The Company and each ERISA Affiliate has complied with the health care requirements of Part 6 of Title 1 of ERISA. The Company has no obligation to provide medical, health, death or other benefits to its prior employees or any other person other than while an employee of the Company except as specifically required by Part 6 of Title 1 of ERISA. The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such individual. No amounts payable by the Company under any Plan will fail to be deductible by the Company for federal income tax purposes. All employees of the Company are employed at will, except as set forth on Schedule 2.19.

         Section 2.20  Tax Matters.

         (a) The Company has filed, or as of the Closing Date will have filed, with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to the Company whose due dates (taking into account any timely filed extensions) fall on or before the Closing Date, and such Tax Returns are or will be true, correct and complete and disclose all Taxes required to be paid by the Company. The Company has paid in full or has made adequate provisions in the Interim Balance Sheet for all Taxes which are or will be due or claimed to be due from it by any authority for all periods or portions thereof up to and including the Closing Date. There are no liens for Taxes upon the assets of the Company except for statutory liens for current Taxes not yet due.

         (b) The Company is registered to do business in the states and localities set forth in Section 2.20(b) of the Disclosure Schedule. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and the Company has not waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes of the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (c) Schedule 2.20(c) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ending on or after January 1, 1990, and indicates those Tax Returns that have been audited or that are currently the subject of an audit. Sellers have caused the Company to deliver to Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1990. Neither the Company nor any Seller has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company which has not been fully paid or finally settled and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that would form the basis for such a notice of deficiency or assessment. No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force.

         (d) The Company is not a party to any Contract that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 28OG of the Code. The Company is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, or successor, by contract, or otherwise.

         (e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         Section 2.21 Environmental Matters. Except as set forth in Section
2.21 of the Disclosure Schedule:

         (a) The operations of the Company comply in all material respects with all applicable Environmental Laws;

         (b) The Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of its Business, and all such Governmental Permits are in full force and effect and the Company is in material compliance with all terms and conditions of such Governmental Permits;

         (c) None of the Company, nor any of the present Company Property or operations, or the past Company Property or operations, is or, was (during the period that the Company has conducted operations on such Company Property) subject to any on-going investigation by, Order from or Contract with any Governmental Entity or other Person (including without limitation any prior owner or operator of Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Loss arising from the Release or threatened Release of a Contaminant into the Environment; and to the Knowledge of Seller, (x) there are no existing or prior facts, circumstances or conditions that could form the basis of any such investigation, Order or Contract and (y) none of the matters contemplated by this subsection (c) has occurred with respect to any Company Property prior to the commencement by the Company of operations on any Company Property;

         (d) The Company is not subject to any judicial, administrative or other Proceeding, Order, judgment, decree or settlement alleging or addressing a violation of or liability or Indebtedness under any Environmental Law;

         (e)   The Company has not:

                        (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent Law;

                        (ii) filed a notice pursuant to Section 103(c) of CERCLA;

                        (iii) filed notice pursuant to Section 3010 of RCRA,
            indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law;

                        (iv)  filed any notice under any applicable
            Environmental Law reporting a violation of any applicable Environmental Law; or

                        (v) previously conducted operations at any real property other than any Leased Real Property currently occupied by the Company;

         (f) Neither the Company nor any of its Affiliates has caused to exist and, to the Knowledge of Seller, there is not now, nor has there ever been, on or in any Company Property:

                        (i) any treatment, recycling, storage or disposal of
            any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

                        (ii) any underground storage tank or surface impoundment or landfill or waste pile;

         (g) There is not now on or in any Company Property any polychlorinated biphenyls ("PCB") used in pigments, hydraulic oils, electrical transformers or other equipment;

         (h) The Company has not received any notice or claim to the effect that it is or may be liable to any Governmental Entity or any other Person as a result of the Release or threatened Release of a Contaminant into the Environment, and to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could form the basis for such a notice or claim; and the Company has not sent or arranged for the disposal of any Contaminant generated by the Company or its operations to any disposal site that (i) is undergoing, or to the Knowledge of Seller, could reasonably be expected to undergo, Remedial Action; (ii) is listed or proposed for listing on the National Priorities List pursuant to CERCLA; or
(iii) could give rise to any Loss on the part of the Company;

         (i) No Environmental Encumbrance has attached to any Company Property or assets;

         (j) Any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any Environmental Law;

         (k) None of the products the Company manufactures, distributes or sells now, or manufactured, distributed or sold in the past, contains asbestos or asbestos-containing material;

         (1) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for, or that are in the possession of, the Company or any Seller in relation to any site or facility now or previously owned, operated or leased by the Company which have not been delivered to Purchaser prior to the execution of this Agreement; and

         (m) To the Knowledge of Seller, there is no facility, site or real property located within five miles of any Leased Real Property of the Company that is listed on or proposed for listing on the National
Priorities List pursuant to CERCLA.

         Section 2.22  Labor Relations and Employment

         (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or to the Knowledge of Seller, threatened against the Company, and during the past five years there has not been any such action and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that may lead to such an action; (ii) there are no union claims to represent the employees of the Company nor have there been any such claims within the last five years; (iii) there is no Contract with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company nor is the Company a party to or bound by any collective bargaining or similar agreement; (iv) to the Knowledge of Seller, there is, and within the last five years has been, no representation of the employees of the Company by any labor organization and there are no union organizing activities among the employees of the Company, nor does any question concerning representation exist concerning such employees; (v) Section 2.22(a) of the Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of the Company, and the Company has delivered to Purchaser complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures;
(vi) the Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation and the Company is, and has for the past three years been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (vii) there is no unfair labor practice charge or complaint against the Company (or any Seller with respect to the Company) pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency and to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions that could form the basis therefor; (viii) there is no grievance pending or, to the Knowledge of Seller, threatened against the Company arising out of any collective bargaining agreement or other grievance procedure and to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions that could form the basis therefor; (ix) there are no charges with respect to or relating to the Company pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices and to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions that could form the basis therefor; (x) neither the Company nor Seller has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and, to the Knowledge of Seller, no such investigation is in progress; and
(xi) no complaints, lawsuits or other proceedings are pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

         (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company has not effectuated or experienced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility used by the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) at any time prior to the Closing Date.

         Section 2.23 Compliance with Applicable Law. The Company has for the past five years complied in all material respects and is presently complying in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees or other pronouncements having the effect of any of the foregoing, of all Governmental Entities having jurisdiction (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances. Neither the Company nor any Seller has received written notification of any asserted present or past failure by the Company to so comply with the Laws and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could form the basis for such notification or assertion. The representations of this Section 2.23 are, intended to be in addition to and not as a qualification of Section 2.21 or any other Section in this Article II.

         Section 2.24 Brokers or Finders. Each of the Company and Purchaser does not have nor will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated herein, by reason of any action taken by or on behalf of any Seller or the Company or any of their respective Affiliates.

         Section 2.25 Disclosure. The representations and warranties by Sellers in this Agreement and the statements contained in the Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by Seller to Purchaser pursuant to this Agreement, the Operative Agreements to which any Seller is a party, and the transactions contemplated herein and therein (collectively, the "Seller's Documents") do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

         Section 2.26 Customers and Suppliers. Section 2.26 of the Disclosure Schedule sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to the Company and the ten largest customers (and for each such customer the dollar volume and percentage of total sales of the Company to all customers) of products and services of the Company during the twelve months ended December 31, 1995, indicating any existing contractual arrangements for continued supply from or to each such firm. Except as set forth in Section 2.26 of the Disclosure Schedule, there exists no actual or, to the Knowledge of Sellers, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any Seller on behalf of the Company with any customer or group of customers which are listed in Section 2.26 of the Disclosure Schedule or which are otherwise material to the operations of the Business, or with any supplier or group of suppliers which are listed in Section 2.26 of the Disclosure Schedule or which are otherwise material to the operations of the Business, and to the Knowledge of Seller, there exists no condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement) which would materially adversely affect the Business of the Company or prevent the conduct of the Business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Business has been conducted. Seller has delivered to Purchaser copies of all written Contracts or other arrangements and written summaries of any oral arrangements with the customers and suppliers listed in Section
2.26 of the Disclosure Schedule.

         Section 2.27 Transactions with Affiliates.

         (a) Except as set forth in Section 2.27(a) of the Disclosure Schedule, the Company has no outstanding Indebtedness, liabilities or obligations for amounts owing to, or notes or accounts receivable from, or leases, Contracts or other commitments or arrangements with or for the benefit of, any Seller, or their Affiliates, associates or family members, or the Company's directors, officers or employees or Affiliates of any of the foregoing. As of the Closing Date, (i) all Indebtedness, liabilities and obligations set forth in Section 2.27(a) shall have been repaid in cash and in full and (ii) all leases, Contracts or other commitments or arrangements set forth in Section 2.27(a) shall have been terminated without continuing liability on the part of the Company or Purchaser, as successor to the Company.

         (b) Since December 31, 1995, except as set forth in Sections 2.27(b) and 2.20 of the Disclosure Schedule, the Company has not made any payments, loans or advances of any kind or paid any dividends or distributions of any kind to or for the benefit of any Seller or their Affiliates, associates or family members.

         Section 2.28 Government Permits. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. Section 2.28 of the Disclosure Schedule sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have been delivered to Purchaser. Except as set forth in Section 2.28 of the Disclosure Schedule, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after the giving of notice or the passage of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after the giving of notice or the passage of time or both, would permit revocation, termination or modification of any such Governmental Permit, or which might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Government Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Purchaser, if required in accordance with this Agreement, and will continue in fill force and effect thereafter on behalf of the Company or the Purchaser, as the case may be, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity, or (z) the payment of any additional fees by the Company or Purchaser, or the posting of any bonds or surety or other incurrence of cost by the Company or Purchaser.

         Section 2.29  Guarantees.

         (a) None of the Company's Indebtedness, liabilities or obligations are guaranteed by any Seller or their Affiliates, or associates or family members (the "Guarantees").

         (b) The Company is not a guarantor or co-obligor of any Indebtedness, liability or obligation of any Seller or their Affiliates, associates or family members.

         Section 2.30 Common Activities. In the conduct of its Business, neither the Company nor any Seller on behalf of the Company has commingled its assets with those of any Affiliate or associate of the Company or of any Seller, engaged in any joint activities with regard to purchase or sale of products or services, failed to maintain appropriate distinction between the Business and assets and property of the Company and those of any other Person or engaged in any other acts or omitted to take any other action which could reasonably be expected to form the basis for any claim or assertion that the Company or its property or assets were responsible or liable for any Indebtedness, liability or obligation of any other Person.

         Section 2.31 Personnel. There is no Senior Employee of the Company (as defined below) who is not also a Seller. A Senior Employee of the Company is any Company employee who has management level responsibility for any significant aspect of the Company's business.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to each Seller as follows:

         Section 3.1 Organization; Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.2 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by Purchaser's Board of Directors and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and each other agreement that is to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement when executed and delivered by Purchaser, as the case may be, will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

         Section 3.3 Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Purchaser of the transactions contemplated herein. Except as set forth in Section 3.3 of Purchaser's disclosure schedule delivered concurrently herewith (the "Purchaser Disclosure Schedule") and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws, (ii) result in a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, Contract, lease or other instrument or obligation to which it is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date, or (iii) violate any Order or Laws applicable to it or its properties or assets except for such violations which would not have a Material Adverse Effect on (x) the business, properties, results of operations or financial or other conditions of Purchaser, taken as a whole, or (y) on the ability of Purchaser to consummate the transactions contemplated herein. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that seeks to prevent the consummation of the transactions contemplated herein.

         Section 3.4 Brokers or Finders. Seller will not have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated herein by reason of any action taken by or on behalf of Purchaser.


                                  ARTICLE IV

                                   COVENANTS

            Section 4.1 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated in this Agreement, Sellers shall cause the Company to be operated only in the ordinary course of business consistent with past practice. Sellers will use his, its or their best efforts to cause the Company to preserve intact the present organization of the Company; keep available the services of the present officers and employees of the Company; preserve the Companys goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company; continue all current sales, marketing and other promotional policies, programs and activities; maintain the assets of the Company in good repair, order and condition; and maintain the Company's insurance policies and risk management programs and in the event of casualty, loss or damage to any assets of the Company, repair or replace such assets with assets of comparable quality, as the case may be. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or Section 4.1 of the Disclosure Schedule, from the date of this Agreement to the Closing, without the prior written consent of Purchaser, Sellers shall take no action which would permit the Company to and shall cause the Company, and in the case of Paragraph (h) hereof shall cause each ERISA Affiliate, not to:

            (a) (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities or equity equivalents, (ii) split, combine or reclassify any shares of its capital stock or (iii) amend the terms of any such securities or agreements outstanding on the date hereof;

            (b)   amend its articles of incorporation or bylaws;

            (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock or any other of its capital stock, or redeem, repurchase or otherwise acquire any of the Common Stock or any other of its securities;

            (d) (i) sell, lease, transfer or dispose of any assets or rights,
(ii) permit any asset to suffer any Encumbrance thereupon, except for such Encumbrances existing on the date hereof and Permitted Encumbrances, (iii) acquire any assets or rights, unless in the case of (i), (ii) and (iii), pursuant to obligations in effect on the date hereof and set forth in Section
4.1 (d) of the Disclosure Schedule or pursuant to a reasonably detailed capital expenditure budget as set forth in Section 4.1 (d) of the Disclosure Schedule (the "Budget"), or (iv) enter into any commitment or transaction binding on the Company or its assets with respect to (i), (ii) or (iii) above, except as provided therein;

            (e) (i) incur or assume any Indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) assume, guarantee, endorse or otherwise become liable (whether directly, continently or otherwise) for the obligations of any other Person, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person;

            (f) pay, discharge or satisfy any liability, obligation, or Encumbrance (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of claims, liabilities or obligations of the Company reflected on or reserved against in the Interim Balance Sheet;

            (g) change or propose to change any of the financial reporting, accounting or tax principles, practices or methods used by the Company (except as required by GAAP or Law); change the fiscal year of the Company; write down the value of any assets of the Company; or change any policies or practices with respect to the pricing of products and services, investments by the Company, maintenance of inventory levels or other practices related to inventory, credit, allowance or other material policy;

            (h) enter into, adopt, amend or terminate any Plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any benefit not required by any existing Plan, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing, except to the extent required by applicable law;

            (i) enter into or offer to enter into any employment arrangement or consulting arrangement with any Person;

            (j) make or authorize any capital expenditures except in accordance with the Budget described in Section 4.1(d);

            (k)   settle or compromise any Tax liability;

            (l) (i) enter into, amend or terminate any Contract or Governmental Permit, unless the aggregate amount involved in all such Contracts and Governmental Permits is no more than $25,000, (ii) take any action or fail to take any action that, with or without either the giving of notice or the passage of time, would constitute a default under any such Contract or Governmental Permit, or (iii) grant waivers or consents to other parties to Contracts or powers of attorney to other Persons with respect to Contracts;

            (m) except as specifically provided in Sections 4.8 or 4.9, make any payments, loans, advances or other distributions to or enter into or amend any transaction, Contract or arrangement with or for the benefit of, any Seller, or any of their Affiliates, associates or family members;

            (n) make or propose to make any change in its accounts payable practices, including, without limitation, the timing of payment thereof;

            (o) make or propose to make any change in its accounts receivable practices, including, without limitation, the timing of collection thereof;

            (p) terminate or amend or fail to perform any of its obligations or permit any default to exist or cause any breach under any of the Company policies of insurance set forth in Section 2.18 of the Disclosure Schedule;

            (q)   dispose of or permit to lapse any item of Intellectual

Property; or

            (r) take, or agree in writing, orally or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of Sellers contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to closing set forth in Article V hereof.

            Section 4.2 Access to Company Information; Confidentiality (a) Sellers shall, and shall cause the Company to, (i) give Purchaser and its authorized representatives full access during normal business hours to all Books and Records, plants, offices, warehouses and other facilities and properties utilized by the Company in connection with its Business and all information relating to the Company, its Business, properties, assets, financial condition, results of operations and prospects, (ii) permit Purchaser and its authorized representatives to make such inspections thereof and interview personnel of the Company during normal business hours as Purchaser may request and (iii) cause the Company's officers and auditors to furnish Purchaser and its authorized representatives with such financial operating data and other information with respect to the items set forth in clause (i) of this paragraph (a) as Purchaser may from time to time request (including, but not limited to, monthly management reports and monthly financial statements delivered within ten days following the end of each month), and cause the auditors to deliver their workpapers related to such information if Purchaser shall so request, and (iv) at Purchaser's reasonable request, cause the Company's officers to compile information that has not been compiled for another purpose.

         (b) All information about the Company obtained by Purchaser from Sellers, the Company or any of their directors, officers, employees, agents or representatives in connection with the transactions contemplated herein (other than publicly available information or information which becomes available to Purchaser on a non-confidential basis from another source) shall be held in confidence by Purchaser and such information shall not be disclosed to any Person (other than Purchaser and its Affiliates and their respective directors, officers, employees, agents, and representatives) except as may be required by judicial process, administrative or other Order, or any Law, rule or regulation, including without limitation the rules and regulations of any national securities exchange. After the Closing, this covenant shall have no application to information disclosed by Purchaser about the Company in the ordinary course of conduct of its business or the Business of the Company.

         (c) Notwithstanding the provisions of paragraph (b) of this
Section 4.2, Purchaser may disclose information concerning the Company, its Business, assets and properties, and the transactions contemplated by this Agreement in any disclosure document prepared by Purchaser or any of its Affiliates in order to obtain financing for such transactions. Each Seller and his accountants, lawyers, agents and other representatives will cooperate with Purchaser in the preparation of any such disclosure document and other reasonable requests with respect to obtaining such financing.

         Section 4.3 Disclosure Supplements. From time to time prior to the Closing, Sellers and Purchaser shall supplement or amend the Disclosure Schedule and the Purchaser Disclosure Schedule, respectively, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, or any information with respect to any matter hereafter arising that is necessary to complete or correct any information in such schedule or in any representation and warranty of Sellers or Purchaser, as the case may be, that has been rendered inaccurate thereby. For purposes of Articles V, VI and VII hereof, any such supplement or amendment shall be disregarded and given no effect. Seller has delivered or made available to Purchaser copies of all documents set forth in the Disclosure Schedule

         Section 4.4 Reasonable Best Efforts.

         (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable, including, but not limited to, (i) the preparation and filing of all applicable forms under the HSR Act, (ii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated in this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (iii) the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated in this Agreement.

         (b) Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated in this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated in this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser to enter into any agreement with any Governmental Entity or to consent to any Order requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its Affiliates over any of the assets, properties or businesses of Purchaser, its Affiliates or the Company.

         Section 4.5 Further Assurances. Each Seller agrees that, from time to time after the Closing, without additional consideration, each of them will execute and deliver such further instruments, provide such materials and information and take such other action as Purchaser may request to make effective the transactions contemplated in this Agreement and otherwise to fulfill the obligations of Seller under this Agreement and the Operative Agreements.

         Section 4.6 No Solicitation by Sellers. Each Seller shall, and shall cause the Company to, immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of assets (other than sales permitted by this Agreement), sale of shares of capital stock or other securities or similar transaction involving any third party and Seller or the Company (an "Acquisition Transaction"). Each Seller shall, and Seller shall ensure that the Company and its directors and officers shall, use his or its best efforts to cause the Company's employees or other Affiliates not to, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser or its directors, officers, employees or other Affiliates or representatives) concerning any Acquisition Transaction or any discussions or negotiations with respect thereto. Sellers shall immediately communicate to Purchaser any such inquiries or proposals regarding an Acquisition Transaction and the terms thereof

         Section 4.7 Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall pay the fees and expenses incurred by it in connection with the transactions contemplated herein including performance of such party's obligations hereunder and no such fees and expenses of any Seller shall be paid or reimbursed or otherwise incurred by the Company.

         Section 4.8 Repayment of Loans, Advances, Notes, etc. Prior to the Closing, each Seller shall, and shall cause their respective Affiliates, associates and family members to, repay to the Company in cash all amounts owed by such Persons to the Company. All such amounts as of the date hereof are set forth in Section 2.27(a) of the Disclosure Schedule. Prior to the Closing, each Seller which has amounts set forth on Section 2.27(a) of the Disclosure Schedule shall deliver to Purchaser a certificate executed by such Seller and the Chief Financial Officer of the Company certifying that all such amounts have been repaid in full in cash to the Company. Such certificate shall set forth each such amount so repaid and the date of such repayments. Prior to the Closing, the Company shall repay to each Seller and their Affiliates, associates and family members all amounts owed to such Persons by the Company. All such amounts as of the date hereof are set forth in Section 2.27(a) of the Disclosure Schedule. Prior to the Closing, the Company shall deliver to Purchaser a certificate with respect to each such amount owed by the Company, executed by the Chief Financial Officer of the Company and such Seller certifying that all such amounts have been repaid in full by the Company, the amount repaid, the method of repayment and the date of such repayments.

         Section 4.9 Termination of Affiliate Agreements. Prior to the Closing, each Seller shall, and shall cause their respective Affiliates, associates and family members to, terminate any and all Contracts or other commitments or arrangements between such Persons and the Company without any further liability on the part of the Company. All such Contracts, commitments and arrangements as of the date hereof are set forth in Section 2.27(a) of the Disclosure Schedule. Prior to the Closing, the Company shall deliver to Purchaser a certificate with respect to the termination of all such Contracts, commitments and arrangements, executed by the Chief Executive Officer of the Company, which certificate shall state that all such Contracts, commitments and arrangements have been terminated without any further obligations or liability on the part of the Company.

         Section 4.10 Dividends, Distributions, Etc. Prior to the Closing, Sellers shall not cause the Company to, and the Company shall not, declare or pay dividends or distributions to any Seller.

         Section 4.11 Public Announcements. Subject to Section 4.2, none of Sellers, the Company, or Purchaser will issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the parties hereto, provided, that any party hereto may make a public announcement to the extent required by Law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange.

         Section 4.12 Financial Statements. (a) No later than ten days after the end of each month ending after the date hereof and before the Closing Date, Sellers shall cause the Company to deliver to Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statements of income, stockholders' equity and cash flows, of the Company for the month then ended and the portion of the fiscal year then ended, together with notes relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements; (b) prior to the Closing Date, Sellers shall cause the Company to prepare and deliver to Purchaser an unaudited balance sheet of the Company as of the end of the most recent calendar month ending at least ten days prior to the Closing Date (the "Month-End Balance Sheet"), and unaudited statements of income, stockholders' equity and cash flow of the Company for the twelve months then ended, accompanied by a certificate signed by the Company's chief financial officer (i) stating that such financial statements are true and correct and fairly present the financial position of the Company as of such date, and the results of its operations for the twelve months then ended in accordance with GAAP except for the lack of footnotes and subject to year-end audit adjustments; (ii) stating that GAAP was applied in the preparation of such financial statements on a basis consistent with the application of GAAP in the preparation of the Company's audited financial statements for the year ended December 31, 1995; and (iii) setting forth EBITDA for the twelve months then ended (including a reasonably detailed calculation thereof), the Indebtedness of the Company then outstanding (including premiums and penalties upon prepayment of such Indebtedness and any negative cash balance), the Adjusted Net Working Capital (including a reasonably detailed calculation thereof) and the Net Worth as of the date of the financial statements.

         (b) Not later than 7 days prior to the Closing Date, Seller shall cause the Company to prepare (in accordance with GAAP) and deliver to Purchaser the Company's best available estimate of the balance sheet of the Company anticipated as of the Closing Date (the "Estimated Closing Date Balance Sheet"), accompanied by a certificate signed by Seller and the Company's chief financial officer (i) stating that such Estimated Closing Date Balance Sheet is the Company's best estimate of its expected financial position as of the Closing Date; (ii) setting forth the Indebtedness, if any, of the Company expected to be outstanding (including premiums and penalties upon prepayment of such Indebtedness and any negative cash balance), the Adjusted Net Working Capital (including a reasonably detailed calculation thereof), and the Net Worth, in each case, estimated as of the Closing Date; and (iii) certifying that the EBITDA of the Company (x) for the year ended December 31, 1995 was not less than $3.7 million, (y) for the six months ended June 30, 1996 was not less than $1.28 million, and (z) for the eight months ended August 31, 1996 was not less than $2.15 million.

         (c) Not later than 15 days after the Closing Date, Seller shall prepare (in accordance with GAAP) and deliver to Purchaser the balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), accompanied by a certificate signed by each Seller (i) stating that such Closing Date Balance Sheet is a true, complete and correct statement of the Company's financial position as of the Closing Date and
(ii) setting forth the Indebtedness, if any, of the Company outstanding (including premiums and penalties upon prepayment of such Indebtedness and any negative cash balance) and the Adjusted Net Working Capital (including a reasonably detailed calculation thereof), in each case, as of the Closing Date. Purchaser shall cooperate with Seller and provide Seller and its representatives with reasonable access to the Books and Records in order to facilitate Seller's preparation and delivery of the Closing Date Balance Sheet.

         Section 4.13 Environmental Due Diligence. Seller shall cooperate with, and provide reasonable access to, Purchaser and its representatives for environmental assessments and other environmental due diligence with respect to each of the facilities owned, operated or leased by the Company which Purchaser, in its sole discretion, deems necessary. If Purchaser's environmental assessment indicates a potential material environmental liability, Purchaser may conduct additional assessments, including, but not limited to, soil and ground water sampling and testing. Purchaser shall conduct all environmental assessments and other environmental due diligence in a commercially reasonable manner and shall use reasonable efforts to minimize any interference with or impairment of the regular conduct of the Company.

         Section 4.14 Non-Competition Agreements. Immediately prior to the Closing, the Company, as directed by Purchaser, will enter into non-competition agreements with each of the Sellers, other than PCC Investments, L.P., substantially in the form and attached hereto as Exhibit B.

         Section 4.15 Escrow Agreement. At the Closing, Purchaser, each Seller and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit C (the "Escrow Agreement").

         Section 4.16 Books and Records. Sellers shall cause the Company to maintain all Books and Records in the regular and customary manner as such Books and Records have been maintained. At the Closing, each Seller shall deliver to the Company all Books and Records in his possession relating to the Company, including, but not limited to, Business Know- How.

         Section 4.17 General Release. Immediately prior to the Closing, each Seller shall deliver to Purchaser one or more general releases (the "General Releases"), executed by such Seller and those of Seller's Affiliates, associates and family members designated by Purchaser, releasing the Company and its directors, officers and employees as such, from any and all claims such Seller and such Affiliates, associates and family members of such Seller might have against such persons and all liabilities owed to such Seller and such Affiliates, associates and family members of any Seller by such Persons. The General Releases shall be in form and substance satisfactory to Purchaser.

         Section 4.18  Tax Matters.

                          (a) (i) Each Seller shall be jointly and severally
            liable for and indemnify Purchaser and the Company for Taxes of the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date.

                        (ii) Purchaser and the Company shall be liable for and
            indemnify Sellers for the Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of the taxable year beginning on the day after the Closing Date.

                        (iii) For purposes of paragraphs (a)(i) and (a)(ii),
            whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

                        (iv) Any payment by Sellers or the Purchaser under
            this Section 4.18 will be treated for tax purposes as an adjustment to the Shares Purchase Price.

         (b) Sellers shall cause the Company to file when due all Tax Returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date, and Purchaser shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company.

         (c)   After the Closing Date, each Seller and Purchaser shall:

                        (i) assist in all reasonable respects (and cause their
            respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.18;

                        (ii) cooperate in all reasonable respects in preparing
            for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

                        (iii) make available to the other and to any taxing
            authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

                        (iv) provide timely notice to the other in writing of
            any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 4.18; and

                        (v) furnish the other with copies of all
            correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

         (d) Purchaser shall notify each Seller in writing upon receipt by Purchaser or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which Sellers would be required to indemnify Purchaser and the Company, provided that failure to comply with this provision shall not affect Purchaser's right to indemnification hereunder except to the extent such failure materially impairs Seller's ability to contest any such Tax liabilities.

         (e) Sellers shall have the right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable period ending on or before the Closing Date, and to employ counsel of their choice at their expense, provided, however, that Purchaser and its representatives shall be permitted, at Purchaser's expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

         Section 4.19 Plans. Sellers shall cause the Company to take such actions as are reasonably satisfactory to Purchaser so that each Plan maintained by the Company or with respect to which the Company may have any liability or other Indebtedness provides benefits to any Person only with respect to periods of employment of such Person solely with the Company.

         Section 4.20 Compliance with Laws and Contracts. Sellers shall cause the Company to comply, in all material respects, with all Laws, Orders and Contracts applicable to the Business or the operations of the Company, and promptly following receipt thereof give Purchaser copies of any notice received from any Governmental Entity or other Person alleging any violation of any such Law or Order or any Contract.

         Section 4.21 Transactions with Affiliates. After the date of this Agreement and prior to the Closing Date, the Sellers shall not, and shall cause the Company not to, enter into any transaction, whether through Contract or otherwise, with any Affiliate of the Company or any Seller or their respective Affiliates, associates and family members.

                                   ARTICLE V

                                  CONDITIONS

         Section 5.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

         (a) Each of the representations and warranties of Sellers in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

         (b) Sellers and the Company shall have performed and complied with each agreement, covenant and obligation required to be performed or complied with by either Sellers or the Company under this Agreement at or prior to the Closing;

         (c) From December 31, 1995, the Company shall not have suffered a Material Adverse Effect;

         (d) Purchaser shall have received certificates, dated the Closing Date, from (i) the Company, duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company and (ii) each Seller, duly executed by each Seller, in each case, substantially in the form attached hereto as Exhibits D and E, respectively;

         (e) All authorizations, Permits, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any Governmental Entity, and all third party consents (collectively, the "Authorizations") necessary to effect the transactions contemplated by this Agreement, shall have occurred, been filed or been obtained and all other Authorizations ("Other Authorizations") shall have occurred, been filed or been obtained;

         (f) Notwithstanding the satisfaction of paragraph (a) of this
Section 5.1, and disregarding all materiality, dollar limit or similar qualifications with respect to all representations and warranties for purposes of this condition, the aggregate breaches of the representations and warranties of Seller shall not have a Material Adverse Effect on the Company or a Material Adverse Effect on Purchaser's ability to own and operate the Company's assets and properties or materially detract from the value of the Company's assets;

         (g) The distributions, loans and accounts receivable referred to in Section 2.27 shall have been repaid to the Company in accordance with
Section 4.8 and all affiliate arrangements listed in Section 2.27(a) of the Disclosure Schedule shall have been terminated without continuing liability or obligation on the part of the Company or Purchaser, as successor to the Company in accordance with Section 4.9;

            (h)   Purchaser shall have obtained all Governmental Permits

(whether by transfer, reissuance, modification or otherwise) required to be obtained by it in connection with or for the operation of the Business of the Company as presently conducted and contemplated in this Agreement;

            (i) Sellers shall have delivered or caused to be delivered to Purchaser each of the items specified in Section 1.5;

         (j) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated in this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits to Purchaser of the transactions contemplated in this Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date any Proceeding or any other action in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, or any transaction contemplated in this Agreement or any of the Operative Agreements of any such Law;

         (k) Sellers shall have delivered or caused to be delivered to Purchaser the Month-End Balance Sheet and the Estimated Closing Date Balance Sheet, the related financial statements and the certificate of the Company's Chief Financial Officer referred to in Section 4.12, and such certificate shall state that, as of the dates of each of the Month-End Balance Sheet and the Estimated Closing Date Balance Sheet: (i) the Adjusted Net Working Capital is at least $3.3 million, (ii) there is no Indebtedness of the Company then outstanding (including premiums and penalties upon prepayment or other termination of such Indebtedness and any negative cash balance) and (iii) the Net Worth is at least $4.8 million. Such certificate shall also certify that the EBITDA of the Company (x) for the year ended December 31, 1995 was not less than $3.7 million, (y) for the six months ended June 30, 1996 was not less than $1.28 million, and (z) for the eight months ended August 31, 1996 was not less than $2.15 million;

         (l) Neither consummation of the purchase of the Shares nor the other transactions contemplated in this Agreement or any of the Operative Agreements nor Purchaser's ownership of the Company shall (i) prevent, impede or restrict Purchaser or the Company from fully and freely providing continued and uninterrupted performance under and otherwise fulfilling all obligations under, and receiving the benefits of, any Contracts to which the Company is a party, (ii) impair, interfere with or terminate the Company's business relationship with the customers listed in Section 2.26 of the Disclosure Schedule or suppliers listed in Section 2.26 of the Disclosure Schedule;

         (m) Purchaser shall have completed its due diligence with respect to environmental matters and shall be satisfied with the results of such environmental assessments and other environmental due diligence;

         (n) Purchaser shall have received satisfactory assurances that the customer listed as number 1 in Section 2.26 of the Disclosure Schedule will continue as a customer following the Closing Date on the same or better terms as exist on the date hereof; and

         (o) Purchaser shall have received the consent of the banks under the Restated Credit Agreement, dated as of March 19, 1996, among Big Flower Press Holdings, Inc., Treasure Chest Advertising Company, Inc. and the financial institutions named therein, to the consummation of the transactions contemplated by this Agreement.

         Section 5.2 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

         (a) The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

         (b) Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing;

         (c) Sellers shall have received from Purchaser a certificate, dated the Closing Date, executed by a duly authorized officer of Purchaser, satisfactory in form to Seller, to the effect of (a) and (b) above;

         (d) There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated in this Agreement or any of the Operative Documents;

         (e) All Authorizations necessary for Purchaser to effect the transactions contemplated in this Agreement shall have occurred, been filed or been obtained by Purchaser; and

         (f) Purchaser shall have delivered or caused to be delivered to Sellers each of the items specified in Section 1.6.


                                  ARTICLE VI

                                  TERMINATION

         Section 6.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

         (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

         (b) at any time before the Closing, by Sellers, on the one hand, or Purchaser, on the other hand, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following notification thereof by the terminating party or (ii) upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

         (c) at any time after the second-month anniversary of the date of this Agreement, by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

         (d) any notice of termination under this Section 6.1 delivered by Sellers to Purchaser shall be executed by the holders of a majority of the shares owned by Sellers.

            Section 6.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 4.7 and confidentiality in Section 4.2 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 6.1(b) or (c), Sellers will remain liable to Purchaser for any breach of this Agreement by Sellers existing at the time of such termination, and Purchaser will remain liable to Sellers for any breach of this Agreement by Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.


                                  ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION

         Section 7.1 Survival Periods. All representations and warranties of the Seller contained in this Agreement, the Disclosure Schedule, or any certificate or document delivered in connection herewith shall survive the Closing and shall apply with respect to claims asserted in writing within eighteen months from the Closing Date, provided that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.13 and 2.24 shall survive the Closing indefinitely and those set forth in Sections 2.19, 2.20, 2.21 and 2.23 shall survive the Closing and shall apply to claims asserted in writing prior to the expiration of any applicable statutes of limitations. The covenants and agreements of the parties hereto shall survive the Closing. Rights of an Indemnified Party to indemnification shall not be limited or affected in any way by any pre-Closing investigation by Purchaser or such Indemnified Party.

         Section 7.2 Indemnification. (a) Sellers shall jointly and severally indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any inaccuracy in or breach of any representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of any Seller contained in this Agreement (determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement); provided; however, that the indemnification obligations of PCC Investments, L.P. with respect to the breach by Sellers of any of the representations and warranties set forth in Article II of this Agreement or the covenants set forth in Article IV of this Agreement, with the exception of the covenants set forth is Sections 4.6, 4.7, 4.8, 4.9, 4.10 and 4.21, and, with respect to actions taken by PCC Investments, L.P., Section 4.11, shall be limited to one half of the Escrow Amount; provided, further, that the indemnification obligations of PCC Investments, L.P. with respect to any breach of the representations and warranties as to it set forth in Sections 2.1, 2.2 or
2.3 hereof shall not be so limited and shall instead be unlimited. The indemnification obligations of Sellers other than PCC Investments, L.P. under this Agreement shall not be limited to the Escrow Amount. The indemnification obligations of PCC Investments, L.P. under this Section 7.2 shall be the exclusive remedy of the Purchaser against PCC Investments, L.P. and its partners.

            (b) Notwithstanding anything to the contrary contained in this
Article VII, Purchaser shall not be entitled to indemnification pursuant to this Article VII, with respect to any claim for indemnification, unless, and only to the extent that, the aggregate Loss to Purchaser, with respect to all claims for indemnification pursuant to Section 7.1(a), exceeds $75,000, whereupon Seller shall be obligated to pay in full the aggregate amount of Purchaser's Loss (including such first $75,000); provided, however, that the foregoing $75,000 threshold shall not apply to any adjustments of the Shares Purchase Price contemplated by Section 1.3.

         Section 7.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Sections 4.18, 7.2 and 7.4, subject to the provisions of Section 4.18 with respect to claims for indemnification related to Taxes, will be asserted and resolved as follows:

         In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Sections 4.18, 7.2 and 7.4, is asserted against or sought to be collected from such Indemnified Party by a Person other than Purchaser or any Affiliate of Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party demonstrates that its ability to defend such Third Party Claim has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Sections 4.18, 7.2 and 7.4, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                        (i) If the Indemnifying Party notifies the Indemnified
            Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate Proceedings, which Proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or may be settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to effect any settlement without the written consent of the Indemnified Party unless (i) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement involves no finding or admission of any violation or breach by any Indemnified Party of any right of any other Person or any Laws, Contracts, or Governmental Permits, and (iii) such settlement has no effect on any other claims that may be made against any Indemnified Party. The Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof (except as provided in the preceding sentence) provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i) and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Sections 4.18, 7.2 or 7.4, as the case may be, with respect to such Third Party Claim.

                        (ii) If the Indemnifying Party fails to notify the
            Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 7.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate Proceedings, which Proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). Subject to the immediately preceding sentence, the Indemnified Party will have full control of such defense and Proceedings, including any compromise or settlement thereof, provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                        (iii) If the Indemnifying Party notifies the
            Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to a Third Party Claim under Sections 4.18, 7.2 or 7.4, as the case may be, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Sections 4.18, 7.2 or 7.4, as the case may be, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and Indemnified Party will negotiate, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction. Notwithstanding the previous sentence, no payment need be made with respect to a Loss (other than legal fees if the Indemnifying Party fails to defend) incurred with respect to a third party claim until the third party claim is resolved by settlement or a final judgment not subject to appeal.

            In the event any Indemnified Party should have a claim under Sections 4.18, 7.2 or 7.4, against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Sections 4.18, 7.2 and 7.4, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  Section 7.4 Sellers' Environmental Indemnity. Notwithstanding any other provision of this Agreement, including the general indemnity provisions and limitations set forth elsewhere in this Article VII (but subject to the limitations applicable to the indemnification obligations of PCC Investments, L.P. set forth in Section 7.2), Sellers jointly and severally shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any Environmental Claim resulting from, arising out of or relating to:

                        (i)   any inaccuracy in or breach of any
            representation or warranty contained in Section 2.21;

                        (ii) the failure of the Company to have complied prior
            to the Closing Date with applicable Environmental Laws, whether or not such failure is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date;

                        (iii) the Release, threatened Release or presence of
            any Contaminant at, on or beneath any current or former Company Property (whether or not owned or leased by the Company), or at any other property to which wastes or substances generated by the Company were sent for treatment or disposal, or were otherwise Released, in each case prior to the Closing Date, whether or not such Release, threatened Release or presence is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date; or

                        (iv) the conduct of the Business by the Company at any time before the Closing Date.


                                 ARTICLE VIII

                                 MISCELLANEOUS

            Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which telecopy is confirmed) or mailed by registered or certified mail (return receipt requested) or the next day if by overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Purchaser, to:

                  Laser Tech Color, Inc.
                  2010 Westridge Drive
                  Irving, Texas  75038

                  Telephone:  (214) 714-4800
                  Telecopy:   (214) 753-7829
                  Attention:  President

                  with a copy to

                  Big Flower Press Holdings, Inc.
                  3 East 54th Street
                  New York, NY 10022
                  Telephone:  (212) 521-1600
                  Telecopy:   (212) 223-4074
                  Attention:  Associate General Counsel

                  with a copy to:

                  Howard, Darby & Levin
                  1330 Avenue of the Americas
                  New York, New York 10019
                  Telephone:  (212) 841-1000
                  Telecopy:   (212) 841-1010
                  Attention:  Scott F. Smith, Esq.

                  and:

            (b)   if to Seller,

                  Before the Closing, to:

                  James Robert Dennis
                  Plaza Del Mar

                  12526 High Bluff Drive, Suite 300
                  San Diego, California  92130
                  Telephone:  (619) 792-6303
                  Telecopy:   (619) 792-3403

                  with a copy to

                  Gibson, Dunn & Crutcher
                  One Montgomery Street
                  Telesis Tower
                  San Francisco, California 94104-4505
                  Telephone: (415) 393-8346
                  Telecopy: (415) 393-8346
                  Attention: Gavin Beske

                  After the Closing, to:

                  Emory Brazell
                  P.O. Box 9072
                  Rancho Santa Fe, California  92067
                  Telephone:  (619) 756-4136

                  with a copy to

                  PCC Investments, L.P.
                  Salomon Brothers Inc.
                  7 World Trade Center
                  New York, New York  10048
                  Telephone:  (212) 783-7546
                  Telecopy:   (212) 783-3345
                  Attention:  Barry Newman

            Section 8.2 Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement, unless otherwise indicated. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

         Section 8.4 Entire Agreement; Assignment. This Agreement, including the appendices, annexes and exhibits hereto and the, documents, schedules (including, without limitation, the Disclosure Schedule and the Purchaser Disclosure Schedule), certificates and instruments referred to herein, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, including without limitation the letter dated July 2, 1996 from Big Flower Press Holdings, Inc. to the Company, PCC Investments, L.P., Capital Trust Management, Ltd. and Sellers with respect to the subject matter hereof. This Agreement shall not be assigned by operation of Law or otherwise, provided that (a) LTC may assign all its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Big Flower Press Holdings, Inc., (b) Purchaser may assign or pledge its rights under this Agreement, and (c) Purchaser's rights under Article VII may be assigned after the Closing in connection with a sale of substantially all the assets of the Company or Purchaser.

            Section 8.5 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto.

         Section 8.6 Extensions, Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

         SECTION 8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

         Section 8.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement

         Section 8.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

         SECTION 8.11 CONSENT TO SERVICE OF PROCESS. SELLER AND PURCHASER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY AND COUNTY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. SELLER AND PURCHASER EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.


            The parties have signed or caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

                                  PURCHASER:

                                  LASER TECH COLOR, INC.

                                  By:___________________________
                                     Name:
                                     Title:

                                  SELLERS:

                                  PCC INVESTMENTS, L.P.

                                  By:___________________________
                                       Barry Newman, General Partner

                                  By:___________________________
                                       Michael Raoul-Duval, General Partner


                                  ______________________________
                                          Emory Brazell


                                  ______________________________
                                           Kyle Brazell


                                  ______________________________
                                           David Bales


                                  ______________________________
                                           David Brewer


                                   _____________________________
                                           Dennis Carroll


                                   _____________________________
                                           Steven Jackson


                                   _____________________________
                                           Al LaSota


                                    THE EMORY AND PATRICIA BRAZELL CHARITABLE
                                    REMAINDER UNITRUST, UTA

                                    By:   John J. Jacobs, Special Trustee

                                    THE KYLE AND ANITA BRAZELL CHARITABLE
                                    REMAINDER UNITRUST, UTA


                                    _____________________________________
                                    By:   Suzanne Davis, Special Trustee

                                    THE DAVID AND LISA BALES CHARITABLE
                                    REMAINDER UNITRUST, UTA


                                    _____________________________________
                                    By:   Susan M. Kurner, Special Trustee

                                    THE DAVID AND KEELY BREWER CHARITABLE
                                    REMAINDER UNITRUST, UTA

                                    _____________________________________
                                    By:   Susan M. Kurner, Special Trustee

                                    THE DENNIS J. CARROLL AND JUDITH A.
                                    CARROLL CHARITABLE REMAINDER TRUST, UTA

                                    _____________________________________
                                    By:   Adam Rosenburg, Special Trustee

                                    LASOTA CHARITABLE UNITRUST, UTA


                                    _____________________________________
                                    By:   Robert Davis, Special Trustee






                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

            "Acquisition Transaction" has the meaning set forth in Section 4.6.

            "Act" has the meaning set forth in Section 2.29.

            "Adjusted Net Working Capital" means the current assets of the Company, including cash and Cash Equivalents, less (i) current liabilities (other than the current portion of long-term debt) and (ii) any costs and expenses related to the transactions contemplated in the Agreement not yet paid as of the Closing Date, plus any actual cash expenditures by the Company in accordance with the P&E Budget.

            "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent or more of the voting securities of another Person shall be deemed to control that Person.

            "Agreement" means this Stock Purchase Agreement and the exhibits, the Disclosure Schedule, the Purchaser Disclosure Schedule and any other schedules hereto and the certificates delivered in accordance this Stock Purchase Agreement, as the same shall be amended from time to time.

            "Authorizations" has the meaning set forth in Section 5.1(e).

            "BFP Stock" has the meaning set forth in Section 2.29.

            "Books and Records" has the meaning set forth in Section 2.5.

            "Budget" has the meaning set forth in Section 4.1 (d).

            "Business " has the meaning set forth in Section 2.1.

            "Business Know-How" has the meaning set forth in Section 2.14.

            "Cash Equivalents" mean (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of determination, (ii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of determination, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above, and (iv) commercial paper having the highest rating obtainable from Moody's Investors Service or Standard & Poor's and in each case maturing within six months from the date of determination.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S. C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

            "Claim Notice" means written notification by an Indemnified Party to an Indemnifying Party, pursuant to Section 7.3(a), of a Third Party Claim as to which indemnity under Sections 4.18, 7.2 or 7.4 is sought by such Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for such Indemnified Party's claim against such Indemnifying Party under Sections 4.18,
7.2 or 7.4, as the case may be, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

            "Closing" has the meaning set forth in Section 1.4.

            "Closing Date" has the meaning set forth in Section 1.4.

            "Closing Date Balance Sheet" has the meaning set forth in Section 4.12(b).

            "Closing Payment" has the meaning set forth in Section 1.2(a)

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Common Stock" has the meaning set forth in the forepart of this Agreement.

            "Company" has the meaning set forth in the forepart of this Agreement.

            "Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

            "Contaminant" means any pollutant, contaminant, chemical, or industrial, hazardous or toxic material or waste for which liability or standards of conduct are imposed under Environmental Laws, and includes, without limitation, asbestos or asbestos-containing materials, PCBs, and petroleum, oil or petroleum or oil products or derivatives.

            "Contract" has the meaning set forth in Section 2.15.

            "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser by Sellers.

            "Dispute Period" means the period ending 30 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

            "EBITDA" shall mean, with respect to any fiscal period, the net earnings (or loss) before net interest expense, provision for income taxes, depreciation and amortization expense for such fiscal period, as determined in accordance with GAAP and as reflected on the financial statements and certificates of the Company supplied to Purchaser pursuant to this Agreement.

            "Employee Pension Benefit Plan" has the meaning set forth in
Section 3 of ERISA.

            "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3 of ERISA.

            "Encumbrance" has the meaning set forth in Section 2.9.

            "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and includes, without limitation, any indoor location.

            "Environmental Claim" shall mean any inquiry, request for information, threat, demand, order (whether judicial or administrative), report of observations, notice of violation, claim, action, cause of action, investigation or notice (written or oral) by any Governmental Entity or other Person alleging liability or potential liability under any Environmental Law, including, without limitation, potential liability for investigatory costs, Remedial Action, natural resources damages, property damages, personal injuries or penalties, or any other costs or expenses, including reasonable attorney's fees.

            "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Entity for any (i) liabilities or other Indebtedness under any Environmental Law or (ii) Losses incurred by such Governmental Entity in response to a Release or threatened Release of a Contaminant into the Environment.

            "Environmental Laws" means all federal state, local, and foreign laws, codes, regulations, requirements, directives, orders, common law, and administrative or judicial interpretations thereof that may be enforced by any Governmental Entity, other Person or court, relating to pollution, the protection of human health, the protection of the Environment, or the emission, discharge, disposal, transportation, Release or threatened Release of Materials in or into the Environment, including without limitation the Occupational Safety and Health Act.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of section 414(m) of the Code) as either the Company, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

            "ERISA Benefit Plan" means the Pension Plans and the Welfare
Plans.

             "Escrow Agent" shall mean Bankers Trust Company.

            "Escrow Agreement" has the meaning set forth in Section 4.15.

            "Escrow Amount" has the meaning set forth in Section 1.2(b).

            "Estimated Closing Date Balance Sheet" has the meaning set forth in Section 4.12(b).

            "Estoppel Certificates" shall mean the written certificate, issued not more than 30 days prior to the Closing Date by a lessor, sublessor or other party to a lease or occupancy agreement, stating (a) that such lease or occupancy agreement is (i) in full force and effect and (ii) has not been modified or amended except as described therein, (b) the date to which rent has been paid, (c) that no default or event of default exists thereunder and
(d) that to the knowledge of the issuer thereof after due investigation, no event has occurred that, with the giving of notice or lapse of time or both, would be a default or event of default thereunder.

            "Final Closing Date Balance Sheet" means the balance sheet of the Company as of the Closing Date which has been either (x) agreed by Purchaser and Seller pursuant to Section 1.3(c)(i) or (y) conclusively determined by the Independent Auditor pursuant to Section 1.3(c)(ii).

            "Financial Statements" has the meaning set forth in Section 2.6.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement, consistently applied throughout the specified period and in the immediately prior comparable period.

            "General Releases" has the meaning set forth in Section 4.17.

            "Governmental Entity" has the meaning set forth in Section 2.4.

            "Governmental Permit" has the meaning set forth in Section 2.28.

            "Guarantee" has the meaning set forth in Section 2.30.

            "Hold-Back Amount" has the meaning set forth in Section 1.2(c).

            "HSR Act" has the meaning set forth in Section 2.4.

            "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person and (x) in the nature of guarantees of Indebtedness of others.

            "Indemnified Party" means any Person claiming indemnification under any provision of Article VII or Section 4.18.

            "Indemnifying Party" means any Party against whom a claim for indemnification is being asserted under any provision of Article VII or
Section 4.18.

            "Indemnity Notice" shall mean written notification by an Indemnified Party to an Indemnifying Party pursuant to Section 7.3 of a claim for indemnity under Section 4.18 or Article VII by such Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

            "Independent Auditor" has the meaning set forth in Section 1.3(c).

            "Intellectual Property" has the meaning set forth Section 2.14.

            "Interim Balance Sheet" has the meaning set forth in Section 2.6.

            "Knowledge of Seller" or "Known to Seller" means the actual knowledge after due investigation of any Seller, or of any officer or director of the Company.

            "Laws" has the meaning set forth in Section 2.23.

            "Leased Real Property" means all real property as to which the Company is a lessee or sublessee.

            "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment which may be reflected on the Books and Records or Financial Statements of the Company or the books, records and financial statements of any Indemnified Party).

            "LTC" has the meaning set forth in the forepart of this Agreement.

            "Material Adverse Effect" shall mean an event, violation or other matter that, considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality or similar qualifications in such representations and warranties, would have a material adverse effect on the Business, condition, assets, liabilities, operations or financial condition of the Company.

            "Month-End Balance Sheet" has the meaning set forth in Section
4.12.

            "Multiemployer Plan" has the meaning set forth in Section 3 of ERISA.

             "Net Worth" means the Total Shareholders' Equity of the Company as derived from the Closing Date Balance Sheet.

            "Non-ERISA Commitments" means any employee benefit plan and any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any ERISA Affiliate.

            "Operative Agreement" has the meaning set forth in Section 2.4.

            "Order" means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Entity (in each such case whether preliminary or final).

            "Other Authorizations" has the meaning set forth in Section
5.1(e).

            "PCB" has the meaning set forth in 2.21(g).

            "P&E Budget" means the budget of the Company for expenditures with respect to plant and equipment, a copy of which is attached hereto as Exhibit L.

            "Pension Plan" means each Employee Pension Benefit Plan maintained by the Company or an ERISA Affiliate or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or former employees of the Company or an ERISA Affiliate due to such employment.

            "Permitted Encumbrance" has the meaning set forth in Section 2.13.

            "Person" means any person, corporation, limited liability company, limited liability partnership, partnership, joint venture, or other entity.

            "Plan" means the Non-ERISA Commitments and the ERISA Benefit
Plans.

            "Proceeding" has the meaning set forth in Section 2.16.

            "Purchaser" has the meaning set forth in the forepart of the Agreement.

            "Purchaser Disclosure Schedule" has the meaning set forth in
Section 3.3.

            "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., and any successor statute, and any regulations or guidance promulgated thereunder.

            "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any Company Property or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property or other property.

            "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the Environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) perform pre-remedial studies and investigations and post remedial care.

            "Resolution Period" means the period ending 30 days following receipt by an Indemnified Party of a Dispute Notice.

            "Seller" or "Sellers" has the meaning set forth in the forepart of the Agreement.

            "Seller's Documents" has the meaning set forth in Section 2.25.

            "Shares" has the meaning set forth in the forepart of the Agreement.

            "Shares Purchase Price" has the meaning set forth in Section
1.2(a).

            "Stockholders Agreement" means the Stockholders Agreement dated March 31, 1994 entered into by the Company and the Sellers.

            "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

            "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, ad valorem, sales, use (or similar taxes), transfer, franchise, payroll, withholding, social security, business license fees, or other taxes including any interest, penalties or additions thereto.

            "Tax Returns" shall mean any return, report, document, statement or form required to be filed (whether on a consolidated, combined, separate or unitary basis) with respect to any Taxes (including any schedules required to be attached thereto), including, without limitation, information returns, claims for refund, amended returns and declarations of estimated Tax.

            "Third Party Claim" has the meaning set forth in Section 7.3(a).

            "Treasury Regulation" means the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

            "WARN Act" has the meaning set forth in Section 2.22(b).

            "Welfare Plan" means each Employee Welfare Benefit Plan maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or former employees of the Company or an ERISA Affiliate due to such employment.

            "Year-End Balance Sheet" has the meaning set forth in Section 2.6.